EXHIBIT 10.1






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         THIS TECHNOLOGY LICENSE AGREEMENT made and entered into at Austin,
Texas, effective this 30th day of April, 2001, by and between Direct Wireless Corporation, a corporation organized under the laws of the State of Texas with its principal place business at 106 E. 6th Street, Suite 650, Austin, Texas 78701 (hereafter referred to as "Licensor") and the Direct Wireless Communications, Inc., a Texas corporation with its principal place of business at 106 E. 6th Street, Suite 645, Austin, Texas 78701 (hereafter referred to as "Licensee").

         WHEREAS, LICENSOR is the owner of all right, title and interest in and to certain wireless communications technology more fully described herein (hereafter the Technology), and

         WHEREAS, LICENSOR intends to further develop the Technology, including (but not be limited to) additions, modifications and enhancements of the Technology, trade secrets, know-how, technical information and expertise, and

         WHEREAS, LICENSEE desires to license directly from LICENSOR the Technology in and for the continental United States.

         NOW, THEREFORE, for and in consideration of the faithful performance of the covenants, and obligations contained herein by the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
             General Definitions and Relationships among Definitions

The terms contained in this Agreement shall have the meaning set forth in this
Article 1.

         1.01 LICENSOR and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).

         1.02 LICENSED TECHNOLOGY shall mean and include all licensed KNOW-HOW, TRADE SECRETS, LICENSED PATENTS, PATENT RIGHTS, IMPROVEMENTS, LICENSED PRODUCTS, LICENSED COMMUNICATIONS PROTOCOLS AND LICENSED METHODS.

         1.03 KNOW-HOW shall mean the engineering, design, and operational techniques possessed by LICENSOR relating to the engineering specifications, manufacture, and operational performance of the LICENSED TECHNOLOGY, which are applicable within the LICENSED FIELD.

         1.04 LICENSED FIELD shall mean the field of wireless communication systems, wireless communication products, wireless communications protocols and wireless communication methods.



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         1.05 LICENSED PATENTS means PATENTS and PATENT RIGHTS which relate to inventions in or applicable to the LICENSED PRODUCT OR LICENSED METHOD within the LICENSED FIELD and which are owned or controlled by LICENSOR during the term of this Agreement, or in respect to which LICENSOR has or may acquire during the term of this Agreement the right to grant licenses of the scope to be granted in this Agreement.

         1.06 PATENT RIGHTS shall mean U. S. Patent No 5,995,849, filed November 26, 1997 and granted on November 30, 1999, U.S. Patent No. 6,141,531, filed April 17, 1998 and granted on October 31, 2000, U.S. Patent Application No. 800416 filed on June 1, 2000, International Application No. PCT/US98/13972, filed July 6, and any applications on inventions or IMPROVEMENTS based upon the LICENSED TECHNOLGY as well as any related application(s), more specifically, any continuation, divisional, continuation-in-part of substitution applications, and any foreign or domestic applications, corresponding to or based in whole or in part, on any of the above within the LICENSED FIELD.

         1.07 IMPROVEMENTS shall mean improvements to and/or of LICENSED TECHNOLOGY, whether or not patentable, which during the continuance of this Agreement are made, conceived or acquired by either party or to which either party obtains rights which it can provide to the other without obligation to third parties, including changes made for the purpose of improving the operation, efficiency, manufacturability or deployment of the LICENSED PRODUCT or LICENSED METHOD within the LICENSED FIELD.

         1.08 LICENSED PRODUCT shall mean any and all products which employ or are produced by the practice of inventions claimed in the LICENSED PATENTS or by the LICENSED TECHNOLOGY or any and all products that are used to carry out the LICENSED METHOD including but not limited to fixed base units known as Network Extenders and mobile units (also known as transmitter, transceivers, receivers or wireless handsets), repeaters (also known as signal extenders), wireless communications operational protocols, batteries, battery recharge units, specialized antennae, firmware and software.

         1.09 LICENSED METHOD shall mean any method, process or wireless communications operational protocol covered by the LICENSED TECHNOLOGY and includes, but is not limited to, any method process or wireless communications operational protocol covered by a LICENSED PATENT.

         1.10 AFFILIATES of LICENSEE shall mean any corporation, partnership, joint venture or other entity that LICENSEE owns or controls, directly or indirectly. 1.11 Designated Territories shall mean the continental United States.



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         1.12 Effective Date shall mean the date first above written.

         1.13 MARKET System shall mean a complete and fully operational telecommunications system using the LICENSED Technology and shall include all equipment used thereon and other ancillary devices, equipment and materials, including without limitation, the LICENSED PRODUCTS.

         1.14 EXHIBITS are those attachments referenced in this Technology License Agreement and are incorporated into this Technology License Agreement by reference.

         1.15 EXHIBIT A is a license from LICENSOR to LICENSEE for any current or future licensed TRADEMARKS of the Direct Wireless Communication System.

         1.16 EXHIBIT B is a map of the continental United States.

                                    ARTICLE 2
                                    Warranties

         2.01 LICENSOR represents and warrants that, to the best of its knowledge and belief that it is the owner of the entire right, title and interest in and to the LICENSED TECHNOLOGY, and that it has the sole right to grant licenses there under, and that it has not knowingly granted licenses there under to any other entity within the DESIGNATED TERRITORIES that would restrict rights granted hereunder except as stated herein.

         2.02 Nothing in this Agreement shall be construed as:

         (a) A warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENTS or PATENT RIGHTS except as is specifically granted to LICENSOR within patents already issued within the United States and as granted by such statutes as are applicable to the issued patents; or

         (b) A warranty or representation that anything used, sold or otherwise disposed of under any licenses granted in this Agreement, is or will be free from infringement of patents of third parties; or

         (c) An obligation to bring or prosecute actions or suits against third parties for infringement.

         2.02 LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT. Further LICENSOR has made no investigation and makes no representation that the related Technology supplied by it or the methods used in making or using such materials are free from liability for patent infringement.



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                                    ARTICLE 3
                                  License Grant

         3.01 During the term hereof, LICENSOR hereby grants to LICENSEE an exclusive license to use, sell and sub-license under the terms hereof, the LICENSED PRODUCTS and LICENSED METHODS embodying, made or used in accordance with the LICENSED TECHNOLOGY in the continental United States. 3.02 LICENSOR further agrees to grant to LICENSEE licenses of the scope specified herein with respect to patents on any IMPROVMENTS as to which LICENSOR shall have the right to grant such licenses on IMPROVEMENTS without additional payment to LICENSOR.

         3.03 LICENSOR further agrees to share with LICENSEE under commercially appropriate terms and conditions, know-how, trade secrets and other developments which LICENSOR, at any time during the term hereof comes to believe or has reason to believe may enhance LICENSEE's realization of the fullest potential application of the exclusive license created hereby, whether or not such technology is patentable.

         3.04 LICENSEE agrees to direct its sales, marketing and sub-licensing activities in the continental United States and agrees not to knowingly sell, use or employ the LICENSED Technology outside of such Territory.

                                    ARTICLE 4
                           Consideration/Royalty Rate

         4.01 LICENSEE agrees to pay to LICENSOR as the Initial License Fee the following:

         (a) Shares of common stock of Licensee in the amount of 1,489,633 shares transferred upon execution hereof

         (b) The sum of $10,000,000, to be paid in such amounts and at such times over the course of the term of this LICENSE AGREEMENT as Direct Wireless Communications, Inc. receives money from the sale or sales of a SUB-LICENSE or SUB-LICENSES for the United States or from any sale or sales of equity in Direct Wireless Communications, Inc. made expressly for that purpose.

         4.02 LICENSEE further agrees to pay to LICENSOR a royalty amount of 30% on all fees collected for all LICENSED PRODUCTS sold by, placed into commerce or otherwise disposed of by LICENSEE.

         4.03 Royalties due under Paragraph 4.02 above shall accrue when an apparatus comprising the LICENSED PRODUCT has been shipped or invoiced by LICENSEE, whichever occurs first.

         4.04 LICENSEE shall be entitled to a credit against future royalties due under this Technology License Agreement for bona fide returns of the LICENSED PRODUCTS, which return would decrease the total number of LICENSED PRODUCTS in commerce. LICENSEE shall provide reasonable documentation supporting the credit deduction.


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                                    ARTICLE 5
                          Royalty Reports and Payments

         5.01 LICENSEE shall report to LICENSOR at the address to which notice is to be given specified in Article XI, in writing, on or before the 20th day of each month the number of LICENSED PRODUCTS in commerce for the preceding month. If royalties shall have accrued hereunder in such month, each such report shall include a computation of the royalties so accrued, including the model number and serial number of each apparatus incorporating LICENSED PRODUCTS that have been sold or otherwise put into service during such month and a computation of the total royalties for such month at the rate set forth in Paragraph 4.02 hereof; and the credit due LICENSEE for returns, if any, against such royalties. An officer of LICENSEE shall certify that such report is computed in compliance with the contractual requirements of this agreement and that LICENSEE is not in default under the terms and conditions.

         5.02 Royalties set forth in Paragraph 4.02 on LICENSED PRODUCTS shall be due and payable on or before the 20th day of each month for the preceding month at the address to which notice is to be given specified in Article IX. Each report required under Paragraph 5.01 hereof shall be accompanied by payment in full for all royalty therein shown to be due. LICENSEE shall pay LICENSOR interest at the rate of fifteen percent (15%) per annum on all royalties not paid when due provided however, such interest, in no event, shall exceed the Maximum Legal Rate and shall be automatically reduced to the Maximum Legal Rate and, if any sums which exceed the Maximum Legal Rate are paid, LICENSOR at LICENSOR' s option, shall refund such over payment or apply the same to the principal royalties due hereunder In the event past due royalties are collected through bankruptcy or through judicial proceedings by an attorney or placed in the hands of an attorney for collection, LICENSEE agrees to pay a reasonable attorney's fee for collection

         5.03 All Payments made by LICENSEE to LICENSOR under this Technology License Agreement shall be paid to LICENSOR free and clear of all taxes, including income, withholding, sales, turnover or other taxes applicable to the operations of LICENSEE.

                                    ARTICLE 6
                                BOOKS AND RECORDS

         6.01 LICENSEE shall maintain true and accurate books and records in sufficient detail to determine all payments due LICENSOR.

         6.02 LICENSOR shall, upon written request to LICENSEE be entitled to inspect pertinent books and records of LICENSEE once each calendar quarter following thirty (30) days from end of the respective quarter to determine the accuracy and completeness of any report made to LICENSOR or to be rendered pursuant to Article V of this Technology License Agreement. In the



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event such examination reveals a discrepancy of more than five percent (5%) of the royalties actually paid by LICENSEE during the period covered by the examination, the cost of examining the books will be borne by LICENSEE. LICENSEE shall not be required to retain any such books, records and accounts for a period of more than three (3) years after the close of the period to which such books, records and accounts relate.

                                    ARTICLE 7
                            CONFIDENTIAL INFORMATION

         7.01 LICENSEE shall safeguard the LICENSED TECHNOLOGY obtained heretofore or hereafter against unauthorized disclosure and shall reveal such information only to its employees having a need to know and only pursuant to an agreement with its employees to maintain such information confidential. In this regard, LICENSEE agrees not to disclose, either during or after the term of this Technology License Agreement, any confidential information of LICENSOR obtained by LICENSEE during the term hereof, and further agrees not to use any confidential information to the detriment of LICENSOR in any way other than as authorized by LICENSOR.

         7.02 LICENSOR agrees not to disclose, either during or after the term of this Technology License Agreement any confidential information of LICENSEE, which LICENSEE has obtained during the term hereof, and further agrees not to use any such confidential information to the detriment of LICENSEE in any way other than as authorized by LICENSEE.

         7.03 Neither LICENSOR and its Affiliates nor LICENSEE and its sub-licensees shall be obligated to maintain the confidence of:

         (a) Information which is, or subsequently has been introduced into the public domain through no act or omission of the receiving party, its employees, agents, successors or assigns.

         (b) Information which was lawfully disclosed to the receiving party by a third party having the right to disclose such information.

         (c) Information which was already known by the receiving party at the time of the disclosure or was independently developed by the receiving party.

         (d) Information that is required to be disclosed to a government agency.

                                    ARTICLE 8
                        Term of Agreement and Termination

         8.01 The term of this Agreement shall extend from the Effective Date and shall continue in force unless terminated as herein provided.



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         8.02 LICENSOR may at its option terminate this Agreement by written notice to LICENSEE upon the occurrence of any of the following events:

         (a) LICENSEE fails to make timely payment of any amount due (including, but not limited to the supplemental royalty payments described in Article VI above or the royalties described in Article V) or shall fail to perform any other obligation under this Agreement and said failure shall continue for a period of thirty (30) days after written notice from LICENSOR to LICENSEE of such failure;

         (b) In the event that LICENSEE shall dissolve, cease active business operations, or liquidate; provided, however that this provision shall not be applicable to any such occurrence which is incident to any merger or consolidation by LICENSEE with or into, or a sale or other transfer by LICENSEE of substantially all of its assets to, a person firm or corporation, if such person, firm or corporation expressly assumes and agrees to perform all of Licensee's obligations under this Agreement and LICENSOR agrees to this arrangement in writing.

         (c) This Agreement shall terminate automatically if LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise.

         (d) In the event that management of LICENSEE changes from the management currently managing the operations of the LICENSEE.

         8.03 This Agreement shall terminate at the option of the non-breaching party if either party fails to perform or fulfill any obligation or condition required to be performed or fulfilled by it, in the time and manner herein provided, or materially breaches this agreement in any manner, and, if such default or breach shall continue for thirty (30) days after written notice thereof the non-breaching or defaulting party shall have the right to terminate this Agreement. If such breach is of a nature that it cannot be cured within said thirty (30) day period but can be cured within a reasonable time thereafter, then the non-breaching or defaulting party may terminate this Agreement if efforts to cure such breach have not commenced or such efforts are not proceeding and being continued diligently both during and after such thirty day period prior to the breach being cured. Such rights to terminate the license granted by this Technology License Agreement shall be in addition to and shall not be prejudicial to any right or remedies, at law or in equity that said other party may have on account of such default.

         8.04 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCTS that it may have on hand at the date of termination, provided that it pays earned royalties thereon as


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provided in this Agreement.

         8.05 Waiver by either party hereto of a particular instance of any of its rights hereunder shall not be considered as a continuing waiver of the rights or of any other rights hereunder.

                                    ARTICLE 9
                                   Sub-License

         9.01 Subject to the reasonable approval of LICENSOR, LICENSEE shall, subject to the terms and conditions set forth herein including the Royalty Provisions and the Termination Provisions, have the right to sub-license the rights granted to LICENSEE hereunder to a qualified third party.

                                   ARTICLE 10
                                   Assignment

         10.01 This Agreement nor any part thereof shall not be assigned by LICENSEE without the prior written consent of LICENSOR.

                                   ARTICLE 11
                                  Miscellaneous

         11.01 LICENSEE shall not distribute or release the LICENSED PRODUCTS or the LICENSED TECHNOLOGY to others except to further the purposes of this Technology License Agreement.

         11.02 During the term of this Agreement, LICENSOR will pay for all government fees associated with the procurement and maintenance of the PATENT RIGHTS.

         11.03 LICENSEE shall indemnify and hold LICENSOR harmless against any and all claims for loss, damage, or injuries in connection with or arising out of (1) use by LICENSEE, its directors, employees, contractors, subcontractors1 or agents or by third parties of the LICENSED PRODUCTS or the LICENSED TECHNOLOGY, or (2) the design, manufacture, distribution or use of any licensed processes or Licensed Devices or other products developed in connection with or arising out of the Related Technology. Such indemnity shall include all costs and expenses, including attorney's fees and any costs of settlement. LICENSEE shall name LICENSOR as an additional named insured on its product liability insurance that shall be maintained at a level deemed by LICENSEE to be reasonable.

         11.04 LICENSEE and/or subsequent sub-licensees through Agreements and Contracts agree not to seek, secure or engage in the sale, transfer or shipping of the LICENSED PRODUCTS or the LICENSED TECHNOLOGY outside the continental United States, and further understanding that such practices constitute a breach of this AGREEEMENT and the immediate


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forfeiture of all rights and privileges extended to the LICENSEE under this
AGREEMENT. The LICENSEE will defend and hold LICENSOR harmless in the event of any legal action of any nature occasioned by such violation of United States Department of Commerce export and shipping statutes either by the actions of the LICENSEE or that of their sub-licensee..

         11.05 Should a court of competent jurisdiction later consider any provision of this Technology License Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Technology License Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Technology License Agreement are in accordance with the intention of the parties.

         11.06 During the term of this Technology License Agreement, should either LICENSOR or LICENSEE hereto become aware of any infringement by others upon the Patent Rights that LICENSOR has licensed to LICENSEE herein:

         (a) It shall make the other party hereto aware of such infringement; and

         (b) Only at the discretion of the LICENSOR may the LICENSEE also have the right to initiate litigation for the purpose of terminating such infringement. Sub-licensees are excluded from this right under this Agreement. In doing so, the initiating party has the right to join the other party claiming an interest in the Patents or Patent Rights as a party to such litigation. If both parties elect to share equally in the costs of the litigation, proceeds from such litigation shall be shared equally.

         (c) In the event that the other party does not elect to share in the costs of the litigation, after receipt of such notice of such infringement from the initiating party, then the initiating party, subject to clause (b) above, shall have the right, at its discretion, to terminate such infringement, at its sole cost and expense and, in such event, all proceeds of such litigation shall be retained by the initiating party.

         11.07 This Technology License Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assignees of LICENSOR and LICENSEE, provided, however, that LICENSOR shall not assign this Technology License Agreement to another party without prior written approval of LICENSEE, which approval shall not be unreasonably withheld.

         11.08 This Technology License Agreement (including all exhibits attached hereto), together with all other writings executed and delivered contemporaneously herewith, constitute the entire Agreement of the undersigned Parties with respect to the subject matter hereof. No prior written or contemporaneous oral agreements, promises, or representations shall be binding upon the Parties hereto. This Technology License Agreement shall not be amended, supplemented, replaced or otherwise modified in any


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respect except by written instrument signed by the authorized representatives of the Parties. Sub-licensee have no standing in this Agreement except as specifically prescribed within such Agreements as have been executed with the LICENSEE and subsequently approved by the LICENSOR.

         11.09 Notice Address: Any notice hereunder shall be deemed to have been sufficiently given or served if sent by Certified Mail, Return Receipt Requested, at the address of LICENSOR and LICENSEE as first set forth above. Either party may, at any time and from time to time, change the address to which notice shall be given hereunder to the other party given by notice under this paragraph. The date of giving such notice shall be the date of the posting of the mail.

         IN WITNESS WHEREOF, the parties hereto have caused this document to be executed in their respective corporate name by their officers duly authorized thereunto on the day and year first above set forth.

DIRECT WIRELESS CORPORATION

         /s/ Robert S. Braswell, IV
         --------------------------
By:      Robert S. Braswell, IV
         --------------------------
Title:   President
         --------------------------


DIRECT WIRELESS COMMUNICATIONS, INC.

         /s/ Bill G. Williams
         --------------------------
By:      Bill G. Williams
         --------------------------
Title:   Chief Executive Office
         --------------------------










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